Exhibit 10.6
2107 Elliott Ave. Suite 310 Seattle, WA 98121 Phone (206) 443-8846 fax (206) 443-9059 gallatingroup.com
LETTER OF AGREEMENT
June 1, 2006
B.K. Gogia, Chairman & CEO
InferX Corporation
1600 International Drive, #110
McLean, VA 22102-4860
Dear B.K,
This letter serves as our revised agreement (“Revised Agreement”) to provide consulting services to InferX Corporation (InferX) for the period June 1, 2006, through September 30, 2006, and thereafter as provided in Section 2 below. Except as provided below, this Revised Agreement amends and replaces the original October 1, 2005 Letter of Agreement (the “First Agreement”), only to the extent of consulting services provided after May 31, 2006.
1. Scope of Work
In general, The Gallatin Group (Gallatin) will provide lobbying services on necessary DC issues including setting up meetings with key hill staffers and the administration. Gallatin will also provide public affairs work primarily in developing beneficial relationships for the client using appropriate and relevant Gallatin Group relationships.
All the services will be coordinated by Gallatin partner John Arthur Wilson with the participation of Chris Carlson, Jeffrey Bell and Chris Vance. Other partners or principals of Gallatin will be available and utilized as required.
2. Period Covered
This agreement commences on June 1, 2006 and extends until September 30, 2006, with the option of a one year renewal to September 30, 2007, or until either party, with 30 days written notice, serves notice that it intends to modify or terminate the consulting relationship.
3. Compensation: Retainer
InferX agrees to pay Gallatin a retainer of $10,000 per month for all services, for which an amount of Gallatin time equal in value to the retainer will be reserved. . Time expended for InferX in excess of the base retainer will be billed on an hourly basis, only after consultation with InferX.
Gallatin will bill InferX for expenses at the close of each month. InferX will reimburse Gallatin for all direct expenses. InferX will also pay Gallatin 3.5% of its total fees for customary and reasonable internal expenses associated with provision of these services. At Gallatin’s request, InferX will pay directly for expenses over $1,000.
4. Billing Procedure and Terms
Gallatin will provide InferX with a Summary of Activities and invoice, typically about the 5th day, following each month in which it provides services. (Note: InferX agrees to pay in 21 days or less from the invoice date, or pay 1% per month interest on unpaid balances of more than 30 days.

InferX Corporation / The Gallatin Group Agreement	June 1, 2006

5. InferX and B.K Gogia individually agree to undergo presentation training as provided by The Gallatin Group in connection with the consulting services, and further agrees to take direction regarding its public affairs counsel.
6. Conflicts of Interest
Gallatin declares that it has no conflicts of interest between work it performs for existing Gallatin clients and the work contemplated by this Agreement. Gallatin agrees it will consult with InferX before accepting any future work that could pose a conflict of interest with the interest of InferX covered in this agreement.
8. Accuracy and Indemnification
InferX agrees to indemnify, defend and hold harmless Gallatin from and against any and all losses, claims, suits, damages, expenses or liabilities that are asserted against Gallatin based upon information, representations, reports, or data furnished by InferX to the extent such material is furnished or reviewed by InferX for use by Gallatin.
9. Confidentiality
Gallatin will maintain strict confidentiality concerning information on presentations, reports or data supplied by InferX for use by Gallatin in the performance of its responsibilities under this agreement. No information will be released by Gallatin to any person, except under compulsory process, without express prior approval of InferX.
10. General Provisions
Each of Gallatin and InferX hereby represent and warrant to the other that they have the power and authority to execute and deliver this agreement.
This agreement will apply to, be binding in all respects upon, and inure to the benefit of successors and permitted assigns of each of Gallatin and InferX.
The prevailing party in any action or proceeding relating to this agreement shall be entitled to recover from the non-prevailing parties, reasonable attorneys’ fees and other costs incurred with or without trial, in bankruptcy or on appeal, in addition to any other relief to which such prevailing party may be entitled.
This agreement shall be executed in one or more counterparts, each of which shall be deemed the original, but all of which together may be delivered by facsimile, with the intention that they shall have the same effect as an original executed counterpart hereof.

InferX Corporation / The Gallatin Group Agreement	June 1, 2006

AGREEMENT to TERMS and CONDITIONS:

The Gallatin Group

	Marc Johnson, President	Date

InferX Corporation

	B.K. Gogia, Chairman & CEO	Date